Exhibit 5.1

SUTHERLAND ASBILL & BRENNAN LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 202.383.0100 Fax 202.637.3593 www.sutherland.com

August 28, 2015

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re:	Hercules Technology Growth Capital, Inc. 2004 Equity Incentive Plan (2011 Amendment
and Restatement) – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Act”) with respect to the Company’s 2004 Equity Incentive Plan (2015 Amendment and Restatement) (the “Plan”). The amendment increases the maximum aggregate number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) available for issuance by 4,000,000 shares (the “Shares”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined originals or copies of such records, documents or other instruments as we in our judgment deem necessary or appropriate for us to render the opinions set forth in this opinion letter expressed including, without limitation, the following:

(i)	The Articles of Amendment and Restatement of the Company, as amended to date and certified as of the date of this opinion letter by an officer of the Company;

(ii)	The Amended and Restated Bylaws of the Company, as amended to date and certified as of the date of this opinion letter by an officer of the Company;

(iii)	A Certificate of Good Standing with respect to the Company issued by the State of Maryland issued by the Maryland State Department of Assessments and Taxation as of a recent date; and

(iv)	The resolutions of the board of directors of the Company relating to the authorization and approval of the preparation and filing of the Registration Statement and the authorization, issuance, offer and sale of the Common Stock pursuant to the Registration Statement and the Plans, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than those of the Company), (iii) the authenticity of all documents and records submitted to us as originals, (iv) the conformity to originals of all documents and records submitted to us as copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

We have relied with your approval upon certificates of appropriate state officials, upon certificates and/or representations of current executive officers and responsible employees of the Company, upon such other certificates as we deemed appropriate, upon the representations, warranties and covenants of the Company, and upon such other data as we have deemed to be appropriate under the circumstances. We have undertaken no independent investigation or verification of factual matters.

This opinion is limited to the General Corporation Law of the State of Maryland, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of Maryland or the laws of any other jurisdiction. We express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Common Stock pursuant to the Registration Statement and the Plans.

Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that the shares of Common Stock issuable pursuant to the Plan and the terms of any other agreements relating to such issuance will be, when issued and paid for in accordance with the Plan and the terms of any other agreements relating to such issuance, validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP
Sutherland Asbill & Brennan LLP